UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2013

TransUnion Holding Company, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-182948	61-1678417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 West Adams Street, Chicago, Illinois		60661
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On December 26, 2013, Singida Participações Ltda. (“Singida”), a Brazilian wholly-owned, indirect subsidiary of TransUnion Holding Company Inc. (the “Company”), entered into a Share Purchase and Sale Agreement (the “SPSA”) to acquire 80% of the equity of Data Solutions Serviços de Informática Ltda.(“ZipCode”), a provider of registry information to companies in Brazil’s information management, financial services, marketing and telecommunications segments from Ricardo Carvalho Sleiman and Alexandre Costa Aldighieri for approximately $30 million (the “Acquisition”). The remaining 20% of ZipCode’s equity will be retained by the selling equity holders, who will continue to serve as officers and employees of ZipCode.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the SPSA, which is included as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 1, 2013, the Acquisition was consummated.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The required historical financial information with respect to Zipcode will be filed by amendment to this Item 9.01(a) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The required unaudited pro forma condensed financial information with respect to the combined company will be filed by amendment to this Item 9.01(b) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

A list of exhibits is set forth in the Exhibit Index which immediately precedes such Exhibits and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2013	TRANSUNION HOLDING COMPANY, INC.

/s/ Samuel A. Hamood
Samuel A. Hamood Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Share Purchase and Sale Agreement dated December 26, 2012, by and between Singida Participações Ltda., as Purchaser, Ricardo Carvalho Sleiman and Alexandre Costa Aldighieri, as Sellers, and the intervening parties of Data Solutions Serviços de Informática Ltda., Marisa Torresan Rapacci Sleiman and Patrícia Junqueira Franco Guarnieri.